CERTIFICATE OF OFFICER
OF
LNR PARTNERS, INC.

Pooling and Servicing Agreement dated as of December 1, 2005
(the “Agreement”), by and among Merrill Lynch Mortgage Investors, Inc., as
 Depositor, GMAC Commercial Mortgage Corporation, as Master Servicer,
Wells Fargo Bank N.A., as Trustee,
LaSalle Bank National Association, as Certificate Administrator,
and LNR Partners, Inc., as Special Servicer
(MLMT 2005-LC1)

The undersigned, Susan K. Chapman, as Vice President of LNR Partners, Inc., a Florida Corporation (the “Company”), in accordance with Section 3.13 of the Agreement, hereby certifies on behalf of the Company that (i) a review of the activities of the Company during the preceding calendar year of its performance under the Agreement has been made under my supervision, (ii) to the best of my knowledge, based on such review, the Company has performed and fulfilled all of its material obligations under the Agreement in all material respects throughout such period ended December 31, 2005, and there has been no material default of such obligation, (iii) the Company has received no notice regarding qualification, or challenging the status of REMIC I or REMIC II as a REMIC under the REMIC Provisions or of Grantor Trust A-3FL,  Grantor Trust A-4FC or Grantor Trust Z as a "grantor trust" for income tax purposes under the Grantor Trust Provisions form the Internal Revenue Service or any other governmental agency or body.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the 1st day of March, 2006.

    /s/ Susan K. Chapman
Susan K. Chapman
Vice President
LNR Partners, Inc.